Exhiibt 4.2

FIRST SUPPLEMENTAL INDENTURE
between
BANNER CORPORATION
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
DATED AS OF JUNE 30, 2020
First Supplement to Indenture dated as of June 30, 2020
(Subordinated Debt Securities)

FIRST SUPPLEMENTAL INDENTURE, dated as of June 30, 2020 (this “Supplemental Indenture”), between BANNER CORPORATION, a Washington corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee have entered into an Indenture dated as of June 30, 2020 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its subordinated debt securities;
WHEREAS, Section 901(7) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 thereof;
WHEREAS, the Company desires to provide for the establishment of a new series of Securities pursuant to Sections 201 and 301 of the Base Indenture, the form and substance of such Securities and terms, provisions and conditions thereof to be set forth as provided in the Indenture;
WHEREAS, the Company deems it advisable to enter into this Supplemental Indenture for the purposes of establishing the terms of such Securities and providing for the rights, obligations and duties of the Trustee with respect to such Securities;
WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company;
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; and
WHEREAS, all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes (as defined in Section 3.1 herein) by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE ONE
SCOPE OF SUPPLEMENTAL INDENTURE
This Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.
ARTICLE TWO
DEFINITIONS
Section 2.1 Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture unless otherwise specified herein:
(a) all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture and include the plural as well as the singular; and

(b) Section 101 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:
“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”
“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:
(1) Compounded SOFR;
(2) the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3) the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment; and
(4) the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:
(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated floating rate securities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(2) in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
(2) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(4) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 3.4 of the Supplemental Indenture. The Company shall initially act as the Calculation Agent.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:
(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar-denominated floating rate securities at such time.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 489 basis points per annum.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.4(a).
“Fixed Rate Period” has the meaning provided in Section 3.4(a).
“Fixed Rate Regular Record Date” has the meaning provided in Section 3.4(a).
“Floating Rate Interest Payment Date” has the meaning provided in Section 3.4(b).
“Floating Rate Period” has the meaning provided in Section 3.4(b).
“Floating Rate Regular Record Date” has the meaning provided in Section 3.4(b).
“Interest Payment Date” has the meaning provided in Section 3.4(b).
“Interest Period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“Investment Company Act” means the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.
“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means June 30, 2020.
“Material Subsidiary” means Banner Bank, a Washington-chartered commercial bank, or any successor thereof or any Subsidiary which is organized as a depository institution under federal or state law and that has consolidated assets equal to 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.
“Maturity Date” has the meaning provided in Section 3.2.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or interpretation becomes effective or which Administrative or Judicial Action is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).
“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.
“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(c) Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:
“Act” means any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the Indenture to be given, made or taken by Holders, which may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.
“Business Day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close or (ii) a day on which the Corporate Trust Office of the trustee is not closed for business.
“Discharged” means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by, and obligations under, the Notes and to have satisfied all the obligations under the Indenture relating to the Notes (and the Trustee, at the expense and request of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders of Notes to receive, from the trust fund described in Section 1304(1) hereof, payment of the principal of and premium, if any, and interest on such Notes when such payments are due, (B) the Company’s obligations with respect to the Notes under Sections 304, 305, 306, 307, 402, 602 and 603 hereof and (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture.
“Indenture” has the meaning set forth in the Recitals.
“Redemption Date” has the meaning provided in Section 3.5(a) of the Supplemental Indenture.
"U.S. Government Obligations" means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely of payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, that, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

ARTICLE THREE
CREATION OF THE NOTES
Section 3.1 Designation of Series. Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of its subordinated debt securities designated as the “5.000% Fixed-to-Floating Rate Subordinated Notes due 2030” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.
Section 3.2 Form and Minimum Denomination of Notes. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes or in the Indenture. The Stated Maturity of the Notes shall be June 30, 2030 (the “Maturity Date”). The Notes shall be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Section 3.3 Initial Limit on Amount of Series. The Notes shall initially be limited to U.S. $100,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 3.9 of this Supplemental Indenture.
Section 3.4 Interest.
(a) The Notes will bear interest at a fixed rate of 5.000% per annum from and including June 30, 2020 to, but excluding, June 30, 2025 or earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on June 30 and December 30 of each year, commencing on December 30, 2020 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be June 30, 2025, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).
(b) The Notes will bear a floating interest rate from, and including June 30, 2025, to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-Month Term SOFR plus 489 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year commencing, on September 30, 2025 (each such date, a “Floating Rate Interest Payment Date” and, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).
(c) The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, June 30, 2025, and, the amount of interest payable on any Floating Rate Interest

Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed.
(d) The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to perform, confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. U.S. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.
(e) The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent. The Company shall be the initial Calculation Agent.
(f) Effect of Benchmark Transition Event.
(1) If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
(2) Notwithstanding anything set forth in Section 3.4(b) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.4(f) will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 489 basis points.
(3) The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 3.4(f). Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.
(4) The Company (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.
(5) The Trustee (including in its capacity as Paying Agent) shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).
(6) If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

Section 3.5 Redemption.
(a) The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company beginning with the Interest Payment Date on June 30, 2025, but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter (each, a “Redemption Date”), subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency). The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency), upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article XI of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 3.5; provided that a notice of redemption shall be delivered not less than fifteen nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed in whole or in part. Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed, and a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the Holders.
Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied.
Section 3.6 No Repayment or Sinking Fund. The Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Stated Maturity. No sinking fund will be provided with respect to the Notes.
Section 3.7 Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for equity securities, other securities, or assets or property of the Company or its subsidiaries.
Section 3.8 Issuance of Notes; Selection of Depository. The Notes shall be issued as Global Securities in permanent global form, without coupons. The initial Depositary for the Notes shall be DTC.
Section 3.9 Further Issuances. The Company may, without consent of the Holders of the Notes but in compliance with the terms of the Indenture, increase the aggregate principal amount of the Notes by issuing additional Notes on the same terms and conditions as the Notes, except for any differences in the issue price and interest accrued prior to the date of issuance of the additional Notes, and with the same CUSIP number as the Notes; provided that such additional Notes are fungible with the Notes for U.S. federal income tax purposes. The Notes and any additional Notes issued by the Company will rank equally and ratably and shall be treated as a single series of Securities for all purposes under the Indenture.
Section 3.10 No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.
Section 3.11 Execution, Authentication, Delivery and Dating.
Notwithstanding anything in the Base Indenture to the contrary, for purposes of the Securities and this Indenture, Section 303(a) of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(a) The Securities shall be executed in the name and on behalf of the Company by the manual, electronic signature or facsimile signature of its Chairman of the Board of Directors, Chief Executive Officer, President, one of its Vice Presidents or Treasurer. Unless otherwise provided herein or in any other Securities, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other Securities or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee. If the Person whose signature is on a Security no longer holds that office at the time the Security is authenticated and delivered, the Security shall nevertheless be valid.”
ARTICLE FOUR
APPOINTMENT OF THE TRUSTEE FOR THE NOTES
Section 4.1 Registrar; Paying Agent. The Company appoints The Bank of New York Mellon Trust Company, National Association as Registrar and Paying Agent with respect to the Notes, and the Trustee hereby accepts such appointment.
ARTICLE FIVE
REMEDIES OF TRUSTEE AND SECURITYHOLDERS
Section 5.1 Events of Default. The Events of Default provided for in Section 501 of the Base Indenture shall apply to the Notes, provided that:
(a) The text of clause (1) of Section 501 of the Base Indenture shall be substituted with the following:
“(1) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;”
(b) The text of clause (2) of Section 501 of the Base Indenture shall be substituted with the following:
“(2) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property or the taking of corporate action by the Company in furtherance of any such action;”; and
(c) The text of clause (3) of Section 501 of the Base Indenture shall be substituted with the following:
“(3) the appointment by a competent government agency having primary regulatory authority over any Material Subsidiary under any applicable federal or state banking, insolvency or similar law now or hereafter in effect of a receiver of any such Material Subsidiary or (ii) the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Material Subsidiary.”
(d) The portion of Section 501 of the Base Indenture appearing after clause (3) of Section 501 shall be deleted.
Section 5.2 Acceleration; Rescission and Annulment. Solely with respect to the Notes, the text of Section 502 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“(a) (i) If an Event of Default occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.
(ii) At any time after the acceleration of the Notes and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such acceleration and its consequences if
(1) the Company has paid or deposited with the Trustee a sum sufficient to pay
(A) all overdue interest on the Notes,
(B) the principal of (and premium, if any, on) the Notes which have become due otherwise than by such acceleration and, to the extent permitted by applicable law, interest thereon at the rate or rates prescribed therefor in the Notes,
(C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Notes, and
(D) all sums paid or advanced by the Trustee hereunder and the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel;
and
(2) all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.5 hereof.
(iii) No such rescission shall affect any subsequent default or impair any right consequent thereon.”
Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee. Solely with respect to the Notes, the text of Section 503 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“The Company covenants that if
(a) default is made in the payment of any interest on the Notes when such interest becomes due and payable and such default continues for a period of 30 days,
(b) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity Date, or
(c) the Company fails, subject to the provisions of Section 1005 of the Base Indenture, to perform any covenants or agreements contained in the Indenture, which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Notes then Outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a notice of default under the Indenture, the Company will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal, and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor of the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor of the Notes, wherever situated.
If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”
Section 5.4 Application of Money Collected. Solely with respect to the Notes, the text of Section 506 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Subject to Article Six of the Supplemental Indenture, any money or property collected by the Trustee pursuant to this Article V shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or any premium or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
FIRST: To the payment of all amounts due the Trustee and any predecessor Trustee under Section 607;
SECOND: Subject to Article Six of the Supplemental Indenture, to the payment of the amounts then due and unpaid for principal of and any premium and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and any premium and interest, respectively; and
THIRD: The balance, if any, to the Company.”

Section 5.5 Control by Holders. Solely with respect to the Notes, the text of Section 511 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Subject to Section 605(5) hereof, the Holders of a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that
(i) such direction shall not be in conflict with any rule of law or with the Indenture,
(ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and
(iii) the Trustee shall have the right to decline to follow such direction if the Trustee shall, in good faith, determine that the proceeding so directed is in conflict with any rule of law or with the Indenture, would be unjustly prejudicial to the Holders not joining in any such direction or would involve the Trustee in personal liability.
Section 5.6 Waiver of Past Defaults. Solely with respect to the Notes, the text of Section 512 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“The Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default hereunder and its consequences, except a default
(i) in the payment of the principal of or any premium or interest on any Security, or
(ii) in respect of a covenant or provision hereof which under Section 902 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.
Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.”
Section 5.7 Limitation on Suits. Solely with respect to the Notes, the text of Section 507 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Subject to Section 5.8 of the Supplemental Indenture, no Holder of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless
(i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;
(ii) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;
(iii) such Holder or Holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
(iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes;
it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.”
Section 5.8 Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in the Indenture, a Holder of the Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 307 of the Base Indenture) interest on such Notes on the Maturity Date (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.
Section 5.9 Undertaking for Costs. Solely with respect to the Notes, the text of Section 513 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“All parties to the Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, in any suit for the enforcement of any right or remedy under the Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit, and may assess costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided that neither this Section nor the Trust Indenture Act shall be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Trustee, a suit by a Holder pursuant to Section 5.8 of the Supplemental Indenture or a suit by the holders of more than 10% in aggregate principal amount of Notes then outstanding.”
Section 5.10 Delay or Omission Not Waiver. Solely with respect to the Notes, Section 510 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“No delay or omission of the Trustee or of any Holder of any Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article V or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under the Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.”
ARTICLE SIX
SUBORDINATION OF SECURITIES
Section 6.1 Subordination Terms.
Solely with respect to the Notes, the text of Section 1401 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“(a) The Company covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article XIV, the indebtedness represented by the Notes and the payment of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness. Notwithstanding the foregoing, if a deposit referred to in Section 1304(1) hereof is made pursuant to Section 401 or Section 1304 hereof with respect to any Notes (and provided all other conditions set out in Section 401 or 1304, as applicable, shall have been satisfied with respect to the Notes), then, following the 90th day after such deposit, or any longer preference period if applicable, no money or U.S. Government Obligations so deposited, and no proceeds thereon, will be subject to any rights of holders of Senior Indebtedness, including any such rights arising under Article Six of the Supplemental Indenture or Article XIV of the Base Indenture. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.
(b) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or, in the event any judicial proceeding shall be pending with respect to any such default, then no payment shall be made by the Company on account of principal of or interest on the Notes or on account of the purchase or other acquisition of Notes. In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.
(c) In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment, before the Holders of the Notes are entitled to receive any payment on account of principal of or interest on the Notes, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Notes in any such case, proceeding, dissolution, liquidation or other winding up or event.
Upon the occurrence of any of the events described in clauses (i), (ii) or (iii) of the immediately preceding paragraph, in the event that notwithstanding the foregoing provisions of this Section the Trustee or the Holder of any Notes shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
(d) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.
(e) The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets to another Person upon the terms and conditions set forth in Article Eight of the Supplemental Indenture shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Section if the Person formed by such consolidation or into which the Company is merged or which acquires by conveyance or transfer all or substantially all properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the respective conditions set forth in Article Eight of this Supplemental Indenture.
(f) Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Article to the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.
(g) The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article XIV or elsewhere in the Indenture or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional and which, subject to the rights under this Article XIV of the holders of Senior Indebtedness, is intended to rank equally with all other obligations of the Company, to pay to the Holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article XIV of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.”
Section 6.2 Reliance on Judicial Order or Certificate of Liquidating Agent. Solely with respect to the Notes, the text of Section 1402 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Upon any payment or distribution of assets of the Company referred to in this Article XIV, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIV. The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness or a trustee therefor to establish that such notice has been given by a holder of Senior Indebtedness or a trustee therefor. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.”
Section 6.3 Payment Permitted if No Default. Solely with respect to the Notes, the text of Section 1403 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Nothing contained in this Article XIV or elsewhere in the Indenture or in the Notes shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 6.1 of the Supplemental Indenture or under the conditions described in Section 6.1 of the Supplemental Indenture or Section 1401 of the Base Indenture, from making payments at any time of principal of or interest on the Notes, or (b) the application by the Trustee of any money deposited with it hereunder to the payment of or on account of the principal of (and premium, if any) or interest on the Notes or the retention of such payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such payment would have been prohibited by the provisions of this Article XIV.”
Section 6.4 Trustee Not Charged with Knowledge of Prohibition. Solely with respect to the Notes, the text of Section 1404 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“The Company shall give prompt written notice to the Trustee of any fact known to the Company which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Notwithstanding the provisions of this Article or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two Business Days prior to such date.”
Section 6.5 Rights of Trustee as Holder of Senior Indebtedness. Solely with respect to the Notes, the text of Section 1406 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“The Trustee or any Authenticating Agent in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.”
Section 6.6 Payment of Proceeds in Certain Cases. Upon the occurrence of any of the events specified in clauses (i), (ii) and (iii) of Section 6.1(c) of this Supplemental Indenture, the provisions of that Section shall be given effect to determine the amount of cash, property or securities which may be payable or deliverable as between the holders of Senior Indebtedness, on the one hand, and the Holders of Notes, on the other hand.
Section 6.7 All Indenture Provisions Subject to Article Six. Notwithstanding anything herein contained to the contrary, all the provisions of the Indenture shall be subject to the provisions of this Article Six, so far as the same may be applicable thereto. The provisions of this Article Six shall not apply to amounts due and owing to the Trustee under Section 607 of the Base Indenture.

Section 6.8 Prior Payment to Senior Indebtedness Upon Acceleration of the Notes.
(a) In the event that any Notes are declared due and payable before their Maturity Date, then and in such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision shall be made for such payment in cash, before the Holders of the Notes are entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) by the Company on account of the principal of (or premium, if any) or interest on the Notes or on account of the purchase or other acquisition of the Notes.
(b) In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.
(c) The provisions of this Section shall not apply to any payment with respect to which Section 6.1 of this Supplemental Indenture would be applicable.
ARTICLE SEVEN

AMENDMENT, MODIFICATION AND WAIVER
Section 7.1 Supplemental Indentures Without Consent of Holders. Solely with respect to the Notes, the text of Section 901 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may amend the Indenture by entering into an indenture or indentures supplemental hereto, for any of the following purposes:
(a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or
(b) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power herein conferred upon the Company; or
(c) to add any additional Events of Default for the benefit of the Holders of the Notes; or
(d) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; or
(e) to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any Note created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Note with respect to such provision or (B) shall become effective only when there is no such Note Outstanding; or
(f) to secure the Notes; or
(g) to establish the form or terms of Notes of any series as permitted by Sections 201 and 301 hereof; or
(h) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of Section 610 hereof; or
(i) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this Clause (i) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined, in good faith, by the Company.
Subject to the provisions of Section 7.3 of the Supplemental Indenture, the Trustee is authorized to join with the Company in the execution of any such supplemental indenture, to make the further agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder. Not in limitation of the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement dated June 25, 2020 relating to the offering of the Notes; or (ii) to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).”
Section 7.2 Supplemental Indentures With Consent of Holders. Solely with respect to the Notes, the text of Section 902 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may amend the Indenture by entering into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby,
(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note, or change the timing of an interest payment on any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any Note which would be due and payable upon an acceleration of the Maturity thereof pursuant to Section 5.2 of this Supplemental Indenture, or change any Place of Payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to Holders, or
(b) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture, or
(c) modify any of the provisions of this Section or Sections 512 or 1005 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section and Section 511, or the deletion of this proviso, in accordance with the requirements of Sections 610 and Section 901(5).
A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Notes, or which modifies the rights of the

Holders of the Notes with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Notes of any other series.
It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.
The Company may set a record date for purposes of determining the identity of the Holders of each series of Notes entitled to give a written consent or waive compliance by the Company as authorized or permitted by this Section. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act.
Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Company shall mail a notice, setting forth in general terms the substance of such supplemental indenture, to the Holders of Notes at their addresses as the same shall then appear in the Register of the Company. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”
Section 7.3 Execution of Supplemental Indenture. Solely with respect to the Notes, the text of Section 903 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, and that all conditions herein provided for relating to such action have been complied with. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise.”
Section 7.4 Effect of Execution of Supplemental Indentures. Solely with respect to the Notes, the text of Section 904 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Upon the execution of any supplemental indenture under this Article IX, the Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.”
Section 7.5 Notation on or Exchange of Securities. Solely with respect to the Notes, the text of Section 906 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Company, bear a notation in form approved by the Company as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities.”
ARTICLE EIGHT
MERGER, CONSOLIDATION AND SALE OF ASSETS
Section 8.1 Company May Merge or Transfer Assets on Certain Terms. Solely with respect to the Notes, the text of Section 801 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“The Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;
(ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;
(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Company or such successor Person shall take such steps as shall be necessary to secure the Notes equally and ratably with (or senior to) all indebtedness secured thereby; and
(iv) the Company has delivered to the Trustee an Officers Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with; and the Trustee may rely on such Officers’ Certificate and Opinion of Counsel as conclusive evidence that such transaction complies with this Section 801.”
Section 8.2 Successor Person Substituted. Solely with respect to the Notes, the text of Section 802 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:
“Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with Section 801, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Notes.”
ARTICLE NINE
DEFEASANCE
Section 9.1 Defeasance Applicable to the Notes. Pursuant to Sections 1302 and 1303 of the Base Indenture, provision is hereby made for both defeasance and covenant defeasance of the Notes, in each case, upon the terms and conditions contained herein.
Section 9.2 Defeasance. Solely with respect to the Notes, the text of Sections 1302, 1303 and 1304 of the Base Indenture shall be deleted and replaced, reading in their entirety as follows:
“Section 1302. Defeasance and Discharge. The Company shall be deemed to have been Discharged from its obligations with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and Discharged the entire indebtedness represented by the Notes and to have satisfied all its other obligations under the Notes and the Indenture insofar as the Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following which shall survive until otherwise terminated or

Discharged hereunder: (1) the rights of Holders of the Notes to receive, solely from the trust fund described in Section 1304(a) and as more fully set forth in such Section, payments in respect of the principal of and any premium and interest on the Notes when payments are due, (2) the Company’s obligations with respect to the Notes under Sections 304, 305, and 306, 1002 and 1003, (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations with respect thereto and (4) this Article.
Section 1303. Covenant Defeasance. (a) The Company shall be released from its obligations under Section 1005 of the Base Indenture, and any covenants provided pursuant to Section 301(23) or Sections 901(b) and (g) hereof for the benefit of the Holders of the Notes, and (b) the provisions of Article Six of the Supplemental Indenture shall cease to be effective, in each case with respect to the Notes as provided in this Section on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section or Article Six of the Supplemental Indenture, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or by reason of any reference in any such Section to any other provision herein or in any other document, but the remainder of the Indenture and the Notes shall be unaffected thereby.
Section 1304. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to the application of Section 1302 or 1303 hereof to the Notes:
(a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee which satisfies the requirements contemplated by Section 609 and agrees to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefits of the Holders of the Notes, (1) money in an amount, or (2) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (3) a combination thereof, in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or any such other qualifying trustee) to pay and discharge, the principal of and any premium and interest on the Notes on the Stated Maturity, in accordance with the terms of the Indenture and the Notes. As used herein, “U.S. Government Obligation” means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in Clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.
(b) In case of Section 1302, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of this instrument, there has been a change in the applicable federal income tax law, in either case (1) or (2) to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur.
(c) In case of Section 1303, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for United Sates federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur.
(d) The Company shall have delivered to the Trustee an Officers’ Certificate to the effect that the Notes, if then listed on any securities exchange, will not be delisted as a result of such deposit.
(e) Such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of the Trust Indenture Act).
(f) Such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.
(g) Such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered or exempt from registration thereunder.
(h) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with.”
Section 9.3 Deposited Money and U.S. Government Obligations to Be Held in Trust; Miscellaneous Provisions. Solely with respect to the Notes, the text of Section 1305 of the Base Indenture shall be deleted and replaced, reading in their entirety as follows:
(a) Subject to the provisions of Section 1003 of the Base Indenture, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee or other qualifying trustee (solely for purposes of this Section and Section 1306, the Trustee and any such other trustee are referred to collectively as the “Trustee”) pursuant to Section 1305 of the Base Indenture in respect of any Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any such Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of the Notes, of all sums due and to become due thereon in respect of principal and any premium and interest, but money so held in trust need not be segregated from other funds except to the extent required by law. Money and U.S. Government Obligations so held in trust shall not be subject to the provisions of Article Six of the Supplemental Indenture, provided that the applicable conditions of Section 1305 of the Base Indenture have been satisfied.
(b) Anything in this Article XIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Request any money or U.S. Government Obligations held by it as provided in Section 1305 with respect to any Notes which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect the Defeasance or Covenant Defeasance, as the case may be, with respect to such Notes.
(c) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section

1305 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Outstanding Notes.”
ARTICLE TEN
MISCELLANEOUS
Section 10.1 Application of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Base Indenture.
Section 10.2 Benefits of this Supplemental Indenture. Nothing contained in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to the Indenture, any Registrar, any Paying Agent, any Authenticating Agent and their successors under the Indenture, and the Holders, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Supplemental Indenture.
Section 10.3 Modification of the Base Indenture. Except as expressly provided by this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.
Section 10.4 Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.
Section 10.5 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 10.6 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.
Section 10.7 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.
Section 10.8 Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 10.9 Satisfaction and Discharge of Indenture. The Indenture, with respect to the Notes, shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for and rights to receive payments of principal of and premium, if any, and interest on the Notes) upon compliance with the provisions of Section 9.2 of this Supplemental Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes.
Section 10.10 Ratification of the Base Indenture. The Base Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Supplemental Indenture.

Section 10.11 Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 10.12 Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the rights, liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

BANNER CORPORATION

By:	/s/Craig Miller
Name:	Craig Miller
Title:	Executive Vice President and General Counsel

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/Mitchell L. Brumwell
Name:	Mitchell L. Brumwell
Title:	Vice President

EXHIBIT A
FORM OF FACE OF 5.000% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2030
THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:
THIS SECURITY IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF BANNER CORPORATION (THE “COMPANY”). THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH SHALL BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE OF THE DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE NOMINEE OF THE DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE NOMINEE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

BANNER CORPORATION
5.000% Fixed-to-Floating Rate Subordinated Notes due 2030
No.	U.S.$ As revised by the Schedule of Increases or Decreases in Global Security attached hereto
CUSIP NO. 06652V AA7
ISIN NO. US06652VAA70

BANNER CORPORATION, a corporation duly organized and existing under the laws of the State of Washington (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                             , or registered assigns, the principal sum of                    U.S. Dollars on June 30, 2030 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from, and including, June 30, 2020, to, but excluding, June 30, 2025, unless redeemed prior to such date, at a rate of 5.000% per annum, semi-annually in arrears on June 30 and December 30 of each year, commencing December 30, 2020 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, June 30, 2020 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (ii) from, and including, June 30, 2025 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to June 30, 2025 but prior to the Stated Maturity Date, at a rate equal to Three-Month Term SOFR, reset quarterly, plus 489 basis points, or such other rate as determined pursuant to the Supplemental Indenture, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year through the Stated Maturity Date or earlier Redemption Date (each, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, June 30, 2025 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding June 30, 2025, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Security falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the corporate trust office of the Trustee or at the office of any paying agent that the Company may designate, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

BANNER CORPORATION

By:
Name: Peter Conner
Title: Chief Financial Officer

(Trustee’s Certificate of Authentication)

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Dated:	By:
Authorized Officer

[FORM OF REVERSE SIDE OF THE NOTE]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 30, 2020, as supplemented by a Supplemental Indenture dated as of June 30, 2020 (herein collectively called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture (as amended from time to time) for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.
The Indenture contains provisions for defeasance at any time of certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities shall be immediately accelerated in the manner and with the effect provided in the Indenture.
The Company may, at its option, redeem the Securities, in whole or in part, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after June 30, 2025. The Company may also, at its option, redeem the Securities before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tier 2 Capital Event, a Tax Event or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company.
Notwithstanding any of the foregoing, to the extent then required under or pursuant to applicable regulations of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency), this Security may not be repaid prior to the Stated Maturity Date without the prior written consent of the Federal Reserve (or, as and if applicable, the rules of any appropriate successor bank regulatory agency). In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. The provisions of Article IV of the Base Indenture and Section 3.5 of the Supplemental Indenture shall apply to the redemption of any Securities by the Company.
In the event that any payment on the Securities is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a specified percentage in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Base Indenture for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
This Security shall be governed by and construed in accordance with the laws of the State of New York.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee